Exhibit 99.1

Chico’s FAS, Inc. Board of Directors Unanimously Rejects Unsolicited Proposal from Sycamore Partners

Board Reiterates Confidence in Company’s Strategic Direction

Determines Proposal Substantially Undervalues Chico's FAS and Is Not in the
Best Interests of Chico’s FAS Shareholders

FORT MYERS, Fla. - June 27, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced that its Board of Directors (the “Board”) has unanimously rejected the unsolicited proposal received from Sycamore Partners (“Sycamore”) on June 19, 2019 to acquire all of the outstanding shares of Chico’s FAS for $3.00 per share in cash.

After reviewing the proposal in consultation with its independent financial and legal advisors, the Chico’s FAS Board determined that Sycamore’s proposal substantially undervalues Chico’s FAS and is not in the best interests of Chico’s FAS shareholders. The Board’s determination follows its review and unanimous rejection of Sycamore’s previous proposal on May 10, 2019 to acquire Chico’s FAS for $3.50 per share in cash.

David Walker, Chair of the Board, said, “Our focus is on serving the best interests of all Chico’s FAS shareholders, and we are pleased with the strong support we have received from numerous Chico’s FAS shareholders for the actions underway to improve the Company’s performance. Notably, shareholders have also expressed their belief that Sycamore’s proposal significantly undervalues the Company. We remain committed to enhancing value for all Chico's FAS shareholders. We are making progress on our new operating priorities and the search for a new CEO, and will remain focused on continuing to execute in these areas.”

Following is the full text of the letter that was sent on June 27, 2019, to Stefan Kaluzny, Managing Director of Sycamore:

Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor
New York, New York 10019
Attention: Stefan Kaluzny, Managing Director

Dear Mr. Kaluzny:

The Chico’s FAS, Inc. Board of Directors has carefully reviewed your June 19, 2019 proposal to acquire Chico’s FAS for $3.00 per share in cash. After conducting an analysis with assistance from our legal and financial advisors, the Chico’s FAS Board determined that your proposal significantly undervalues the Company and is not in the best interests of Chico’s FAS and its shareholders. Accordingly, the Chico’s FAS Board has unanimously determined to reject your proposal.

As we detailed on our first quarter 2019 earnings call, we have recently made significant changes to the Company’s leadership and reset priorities for growth and value creation. We have narrowed our focus and are now solely concentrated on three distinct areas that will positively impact our results, with sales-driving, customer-facing and supply-chain operational initiatives front and center. Implementation is underway; leaders who have successfully completed other apparel retail turnarounds are taking charge; and our search for a new CEO is proceeding ahead of plan with candidates who are enthusiastic about the Company and our brands.

We are confident that Chico’s FAS is well positioned to deliver value significantly in excess of what Sycamore has proposed. Notably, numerous shareholders with whom we have spoken support the Board’s unanimous determination to reject Sycamore’s previous proposal. Chico’s FAS shareholders share our view that Sycamore’s previous proposal is inadequate and fails to recognize the full value of the Company and its future prospects.

The members of the Chico's FAS Board have taken, and will continue to take, their responsibilities to Chico's FAS shareholders seriously. We remain committed to enhancing value for all Chico's FAS shareholders and are focusing our attention on the continued execution of our business plans.

On behalf of the Chico's FAS Board of Directors,

David Walker
Chair of the Board

Goldman Sachs & Co. LLC is serving as financial advisor to Chico’s FAS, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

ABOUT CHICO'S FAS, INC.

The Company, through its brands - Chico's, White House Black Market, Soma and TellTale™ is a leading omnichannel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 4, 2019, the Company operated 1,410 stores in the U.S. and Canada and sold merchandise through 84 international franchise locations in Mexico and one domestic franchise airport store. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels.

For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements relate to, among other things, expectations, estimates and projections regarding the brand's new product initiatives and are identified by use of the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "outlook," "predict," "project," "should," "strategy," "target," "will," "would," "potential" and similar terms. Factors that could cause actual results to differ include, but are not limited to: the extent of the market demand and overall level of spending for women's private branded clothing and related accessories; the effectiveness of our brand awareness and marketing programs; the ability to successfully execute our business strategies and to achieve the expected results from them; the successful recruitment of leadership and the successful integration of new members of our senior management team; and the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate. Other risk factors for the Chico's FAS, Inc.'s business are detailed from time to time in the Chico's FAS, Inc.'s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward looking statements contained herein.

Contacts:

Investors

Julie Lorigan
Vice President - Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer Shotwell / Jon Salzberger
Innisfree M&A Incorporated
(212) 750 5833

Media

Barrett Golden / Leigh Parrish
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449